Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2010

Calabasas Hills, CA — July 22, 2010 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2010, which ended on June 29, 2010.

Total revenues were $418.9 million in the second quarter of fiscal 2010 as compared to $407.9 million in the prior year second quarter.  Net income and diluted net income per share were $19.2 million and $0.32, respectively.

In the second quarter of fiscal 2010, the Company made a $7.4 million, pre-tax payment to unwind the remaining $100 million interest rate collar on its revolving credit facility balance.  This reduced reported diluted net income per share by approximately $0.07.  Excluding this item, net income was $23.7 million and diluted net income per share was $0.39.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 1.6% in the second quarter of fiscal 2010 from the second quarter of the prior year.  By concept, comparable restaurant sales in the second quarter of fiscal 2010 increased 1.6% and 0.9% at The Cheesecake Factory and Grand Lux Cafe, respectively, from the second quarter of the prior year.

“Despite a still sluggish economy, we delivered our second consecutive quarter of positive comparable restaurant sales.  Our performance continues to provide a clear point of differentiation for us relative to the overall casual dining industry, as we again experienced solidly positive guest traffic during the quarter,” said David Overton, Chairman and CEO.  “Consumers are more discerning today than ever before about their dining out choices and are looking for menu innovation and food quality, a high level of guest service, and value.  Our concepts deliver the overall experience that guests are looking for.

“As our revenues grow, we are managing our business to retain the efficiencies from the cost management initiatives implemented last year.  Leveraging our leaner infrastructure is helping us make consistent progress on our objective to improve operating margins back toward historical levels.  This discipline is also evident in our balance sheet, which continues to strengthen.  We further reduced our

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debt by $30 million this quarter, in addition to maintaining a solid cash balance.  We are a healthier company today than we were a year ago and well positioned to capitalize on the eventual upturn in the economy,” concluded Overton.

Development

As planned, the Company expects to open one additional The Cheesecake Factory restaurant in fiscal 2010, during the Company’s third quarter.

Capital Allocation

The Company continues to execute its capital allocation strategy and repurchased 670,090 shares of its common stock during the second quarter of fiscal 2010 at a cost of approximately $17.4 million.  Year-to-date, the Company has repurchased 1,157,158 shares of its common stock at a total cost of approximately $30.0 million.

Additionally, following its debt repayment during the second quarter of fiscal 2010, the Company’s revolving credit facility balance was $70 million as of the end of the quarter.  The Company no longer has any interest rate collars on its remaining debt balance.

Conference Call and Webcast

A conference call to review the Company’s results for the second quarter of fiscal 2010 will be held today at 2:15 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through August 22, 2010.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 162 full-service, casual dining restaurants throughout the U.S., including 148 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  For more information, please visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to remain relevant to consumers; the Company’s ability to retain the savings realized through its cost management initiatives; the Company’s ability to continue to improve its operating margins; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended June 29, 2010		13 Weeks Ended June 30, 2009		26 Weeks Ended June 29, 2010		26 Weeks Ended June 30, 2009
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$418,909	100.0%	$407,944	100.0%	$824,342	100.0%	$800,738	100.0%
Costs and expenses:
Cost of sales	102,752	24.5%	99,284	24.3%	201,355	24.5%	197,370	24.6%
Labor expenses	136,038	32.5%	135,143	33.1%	271,207	32.9%	268,383	33.5%
Other operating costs and expenses	100,391	24.0%	99,259	24.3%	199,702	24.2%	201,013	25.1%
General and administrative expenses	23,766	5.7%	26,075	6.5%	47,190	5.7%	47,485	5.9%
Depreciation and amortization expenses	18,026	4.3%	18,755	4.6%	36,181	4.4%	37,358	4.7%
Preopening costs	641	0.1%	469	0.1%	2,735	0.3%	2,189	0.3%
Total costs and expenses	381,614	91.1%	378,985	92.9%	758,370	92.0%	753,798	94.1%
Income from operations	37,295	8.9%	28,959	7.1%	65,972	8.0%	46,940	5.9%
Interest expense	(10,547)	(2.5)%	(7,459)	(1.8)%	(13,556)	(1.7)%	(12,489)	(1.6)%
Interest income	17	—	101	—	168	—	309	—
Other income, net	191	—	630	0.1%	537	0.1%	455	0.1%
Income before income taxes	26,956	6.4%	22,231	5.4%	53,121	6.4%	35,215	4.4%
Income tax provision	7,727	1.8%	5,662	1.3%	15,226	1.8%	8,627	1.1%
Net income	$19,229	4.6%	$16,569	4.1%	$37,895	4.6%	$26,588	3.3%

Basic net income per share	$0.32		$0.28		$0.64		$0.45
Basic weighted average shares outstanding	59,238		59,337		59,261		59,326

Diluted net income per share	$0.32		$0.28		$0.62		$0.44
Diluted weighted average shares outstanding	60,863		60,069		60,706		59,795

Selected Segment Information
Revenues:
Restaurants	$404,797		$393,582		$798,469		$773,241
Bakery	27,182		26,606		52,530		51,540
Intercompany bakery sales	(13,070)		(12,244)		(26,657)		(24,043)
	$418,909		$407,944		$824,342		$800,738

Income from operations:
Restaurants	$58,387		$51,470		$107,727		$88,530
Bakery	2,219		3,808		4,734		6,112
Corporate	(23,311)		(26,319)		(46,489)		(47,702)
	$37,295		$28,959		$65,972		$46,940

Selected Consolidated Balance Sheet Information	June 29, 2010	December 29, 2009
Cash and cash equivalents	$86,293	$73,715
Investments and marketable securities	—	—
Total assets	1,033,456	1,046,751
Long-term debt	70,000	100,000
Total liabilities	486,527	530,638
Stockholders’ equity	546,929	516,113

Supplemental Information	13 Weeks Ended June 29, 2010	13 Weeks Ended June 30, 2009	26 Weeks Ended June 29, 2010	26 Weeks Ended June 30, 2009
Comparable restaurant sales percentage change	1.6%	(3.2)%	2.2%	(3.3)%
Restaurants opened during period	—	—	2	1
Restaurants open at period-end	162	160	162	160
Restaurant operating weeks	2,106	2,080	4,196	4,153

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the second quarter and year-to-date fiscal 2010 and fiscal 2009 changes to net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the fiscal 2010 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		26 Weeks Ended
	June 29, 2010	June 30, 2009	June 29, 2010	June 30, 2009
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$19,229	$16,569	$37,895	$26,588
After-tax impact from:
- Unwinding of interest rate collar (1)	4,426	1,950	4,426	1,950
- Chairman and CEO employment agreement (2)	—	1,530	—	1,530
- Realization of investment in variable life insurance contract (3)	—	(668)	—	(668)
Net income (non-GAAP)	$23,655	$19,381	$42,321	$29,400

Diluted net income per share (GAAP)	$0.32	$0.28	$0.62	$0.44
After-tax impact from:
- Unwinding of interest rate collar (4)	0.07	0.03	0.08	0.03
- Chairman and CEO employment agreement	—	0.02	—	0.02
- Realization of investment in variable life insurance contract	—	(0.01)	—	(0.01)
Diluted net income per share (non-GAAP)	$0.39	$0.32	$0.70	$0.48

(1)   The pre-tax amounts associated with this item are $7,376 and $3,250 in the 13 weeks ended June 29, 2010 and June 30, 2009, respectively, and were recorded in interest expense.

(2)   The pre-tax amount associated with this item was $2,550 and was recorded in general and administrative expenses.

(3)   The item was non-taxable and was recorded in other income, net.

(4)   The diluted weighted average shares outstanding are different for the 13 and 26 weeks ended June 29, 2010.  As a result, the after-tax impact on a diluted net income per share basis from the unwinding of the interest rate collar in fiscal 2010 is not the same for both periods.

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